        Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-102760 and 333-102760-01

PRICING SUPPLEMENT
Dated March 20, 2003
(To Prospectus dated March 17, 2003 and Prospectus Supplement dated March 17, 2003)

$220,000,000
GMAC ELF Student Loan Asset-Backed Notes
Series 2003-1

GMAC Education Loan Funding Trust-I,
Issuer

GMAC ELF LLC, Sponsor	GMAC Commercial Holding Capital Corp., Servicing Contractor and Administrator
Class	Original Principal Amount	Initial Interest Rate(1)	Final Maturity Date	Price To Public	Underwriting Discount	Proceeds To Issuer(2)
A-1AR Notes	$78,000,000	1.29%	June 1, 2040	100%	0.35%	$77,727,000
A-2AR Notes	$78,000,000	1.27%	June 1, 2040	100%	0.35%	$77,727,000
A-3AR Notes	$50,000,000	1.30%	June 1, 2040	100%	0.35%	$49,825,000
B-1AR Notes	$14,000,000	1.31%	June 1, 2040	100%	0.35%	$13,951,000

Total	$220,000,000			100%		$219,230,000

(1)
Following the initial interest accrual period for each class of the notes, as described in the prospectus supplement, the interest rate on each class of the notes will be determined periodically at auction as described in the prospectus and the prospectus supplement. Interest on the notes is payable as set forth in the prospectus supplement.

(2)
Before deducting expenses estimated to be $530,000.

        The notes will be issued under and secured by an indenture of trust as described in the prospectus and the prospectus supplement and will bear interest, be subject to redemption and have such other terms, conditions and provisions, as set forth in the prospectus and the prospectus supplement.

Salomon Smith Barney	GMAC Commercial Holding Capital Markets Corp.